Exhibit 10.3

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT is made and entered into as of August 8, 2012 by and between The Savannah Bancorp, Inc. (the “Company”) and John C. Helmken II (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company and Employee are parties to a Change in Control Agreement dated as of June 26, 2002 (the “CIC Agreement”);

WHEREAS, the parties now desire to amend the CIC Agreement as set forth herein;

NOW, THEREFORE, the Company and Employee hereby agree as follows:

1.	The following new Section 6 shall be added to the CIC Agreement:

	9.	Code Section 409A.

       (a)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (d) below.

(c)           Each payment of termination benefits under this Agreement, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(d)           Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

2.	Other than as set forth above, all of the terms and provisions of the CIC Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to CIC Agreement as of the date first above written.

THE SAVANNAH BANCORP, INC.

By: /s/ Michael W. Harden, Jr.
Michael W. Harden, Jr.
Chief Financial Officer

EMPLOYEE

/s/ John C. Helmken II
John C. Helmken II